Exhibit 99.1

DIVIDEND
REINVESTMENT AND
SHARE PURCHASE PLAN

DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN

The Dividend Reinvestment and Share Purchase Plan (the “Plan”) enables any and all holders of record of common shares (“Common Shares”) of Enbridge Inc. (the “Corporation”) to purchase additional Common Shares by reinvesting all of the cash dividends paid on the Common Shares and also by making optional cash payments of up to Cdn$5,000 per quarter, in both cases without incurring brokerage or other transaction expenses. Common Shares distributed under the Plan will, at the option of the Corporation, be issued directly from the treasury of the Corporation or be purchased on a stock exchange. The declaration of dividends to the holders of Common Shares is at the discretion of the Board of Directors of the Corporation.

Price

The price of the Common Shares purchased on behalf of a registered holder of Common Shares who participates in the Plan (a “Participant”) with reinvested dividends will be 98% of the weighted average of the trading prices for the Common Shares on the Toronto Stock Exchange (the “TSX”) on the five trading days preceding a dividend payment date. The Directors may, in their sole discretion, at any time, with effect at the time of declaration of the next dividend payment, determine to change or eliminate the then-applicable discount; provided however, that the price at which the Common Shares will be issued under the Plan will not be lower than 95% of the weighted average of the trading prices for the Common Shares on the TSX on the five trading days preceding the next dividend payment.

Optional cash payments by holders of record of up to Cdn$5,000 per quarter will be used to purchase Common Shares under the Plan at a price equal to 100% of the weighted average of the trading prices for the Common Shares on the TSX on the five trading days preceding a dividend payment date.

The term “trading day”, means a day on which not less than 500 Common Shares were traded through the facilities of the TSX.

Terms of Participation

1.              No brokerage commissions or service charges for Common Shares purchased through the Plan shall be charged to the Participant. All administration costs of the Plan will be paid by the Corporation.

2.              Fractional Common Shares and dividends in respect of such fractions shall be credited to a Participant’s account.

3.              All Common Shares purchased under the Plan will be held for the Participant’s account by AST Trust Company (the “Trustee”) as trustee on behalf of the Participant. The Trustee will provide a statement to the Participant following each dividend payment date.

4.              Participation in the Plan may be terminated by a Participant at any time (but no more than once per year) subject to the notice and settlement requirements contained herein or as directed from time to time.

Enrollment

Registered Shareholders

Except as described below, a registered holder of Common Shares is eligible at any time to participate in the Plan with respect to all of the Common Shares registered in such holder’s name by completing the applicable enrolment form, as provided by the Trustee or the Corporation from time to time (an “Enrolment Form”), and sending it to the Trustee.

Beneficial Shareholders

A beneficial owner of Common Shares may participate in the Plan as a registered shareholder after having those shares transferred into his or her own name or in such manner as such shareholder’s custodian or the Trustee or the Corporation may direct.

Participation

Once a shareholder has enrolled in the Plan, participation continues automatically unless terminated in accordance with the terms of hereof. (See “Termination of Participation” below.)

Registered holders of Common Shares may direct the Trustee to reinvest cash dividends on all of the Common Shares registered in a particular name or manner, and to apply optional cash payments of up to Cdn$5,000 per quarter, to purchase new Common Shares.

A registered holder of Common Shares will become a Participant as of the first dividend record date following receipt by the Trustee of a properly completed Enrolment Form provided that the Enrolment Form is received not later than five business days before such dividend record date. If an Enrolment Form is received by the Trustee less than five business days before the record date for a particular dividend, that dividend will be paid to the shareholder in the usual manner and participation in the Plan will commence with the next dividend.

Method of Purchase

Cash dividends payable on Common Shares registered for a Participant, after deduction of any applicable withholding tax, will be paid to the Trustee and applied automatically by the Trustee on each dividend payment date to the purchase of Common Shares for that Participant.

A Participant’s account will be credited with the number of Common Shares, including fractions computed to three decimal places, which is equal to the aggregate amount of the cash dividends after the deduction of any applicable withholding tax, reinvested for such Participant divided by the applicable purchase price. The rounding of any fractional interest is determined by the Trustee using such methods as it deems appropriate in the circumstances.

Optional Cash Payments

Optional cash payments received by the Trustee from a Participant not less than five business days prior to a dividend payment date will be applied by the Trustee to the purchase of Common Shares in the same manner as described under “Method of Purchase” above. Cash dividends paid on Common Shares purchased with optional cash payments will automatically be reinvested in additional Common Shares in the same manner as described under “Method of Purchase” above.

The option to make cash payments is available to a Participant each quarter is not subject to a minimum but may not exceed Cdn$5,000 per quarter. Optional cash payments must be made by a Participant in the manner prescribed by the Trustee or the Corporation from time to time, including to ensure compliance with applicable anti-terrorism and anti-money laundering or privacy legislation.

Optional cash payments received by the Trustee less than five business days preceding a dividend payment date will be held by the Trustee until the next dividend payment date. No interest will be paid by the Corporation or by the Trustee on any funds received prior to a dividend payment date. Any interest earned on such funds will be applied by the Corporation to offset the costs of the Plan.

Costs

There are no brokerage commissions payable by a Participant with respect to Common Shares purchased under the Plan. Common Shares purchased on behalf of a Participant are either purchased directly from the treasury of the Corporation, in which case there are no brokerage commissions, or purchased on a stock exchange, in which case all brokerage commissions are paid by the Corporation. A Participant will be responsible for the brokerage commission on a disposition of whole Common Shares effected by the Trustee if the Corporation terminates a Participant from that Plan as described under “Termination of Participation”. All administrative costs of the Plan are paid by the Corporation.

Statements of Account

The Trustee will establish and maintain an account for each Participant in the Plan. A statement of account will be mailed by the Trustee to each Participant within a reasonable time period after each dividend payment date. This statement will set out the amount of the cash dividend paid on the Participant’s Common Shares, the amount of any applicable withholding tax, the amount of any optional cash payment made by the Participant, the number of Common Shares purchased through the Plan with respect to such dividend and optional cash payment, the purchase price per Common Share and the updated total number of Common Shares being held by the Trustee for the Participant in his or her account. In addition, each Participant will receive the appropriate information annually for reporting dividends for tax purposes.

Share Certificates

Generally, Common Shares purchased through the Plan will be held in the name of the Trustee for a Participant and reported on the Participant’s statement of account. A Participant who requires a share certificate but who does not wish to terminate participation in the Plan may obtain a certificate for any number of whole Common Shares held in his or her account by written request to the Trustee. A certificate will not be issued for a fraction of a share.

A Plan account will be established and maintained in the same name in which certificates were registered with the Corporation at the time the Participant enrolls in the Plan. Consequently, certificates for whole Common Shares withdrawn from the account maintained for a Participant by the Trustee will be registered in exactly the same manner when issued.

Shares being held by the Trustee for a Participant in his or her account may not be pledged, sold or otherwise disposed of by a Participant.

Termination of Participation

Participation in the Plan may be terminated by a Participant at any time (but no more than once per year) by written notice to the Trustee signed by the registered holder or his or her agent. If such notice is not signed by the registered holder, sufficient evidence of the agent’s authority to act on behalf of the registered holder must be supplied. If the request is received less than five business days before a dividend record date, such request will be processed prior to the next dividend payment date.

When a Participant terminates participation in the Plan, the Participant will receive from the Trustee a certificate for the whole Common Shares held in the Participant’s account and a cash payment for any fraction of a Common Share. The cash payment for a fraction of a Common Share will be based on the weighted average of the trading prices for the Common Shares, calculated for the latest dividend paid in the manner described under “Price” and applied to any fraction of a Common Share in a Participant’s account.

Participation in the Plan will be terminated upon receipt by the Trustee of appropriate evidence of the death of a Participant. In such case, a certificate for the whole Common Shares in the Participant’s account will be issued in the name of the deceased Participant, along with a cash payment for any fraction of a Common Share in the account based on the weighted average of the trading prices for the Common Shares, calculated for the latest dividend paid in the manner described under “Price” and applied to any fraction of a Common Share in a Participant’s account. Requests for issuance of a certificate for the whole Common Shares in the name of an estate and a cash payment for a fractional Common Share in the name of an estate must be accompanied by such appropriate documentation as may be reasonably requested by the Trustee and the Corporation.

The Corporation shall have the right to terminate participation in the Plan for Participants who hold fewer than five Common Shares in his or her account and holds no other Common Shares. Upon termination by the Corporation pursuant to this provision, the Trustee will sell the whole Common Shares in the Participant’s account and pay the Participant the proceeds of such sale, net of brokerage commissions, together with cash for the fractional Common Shares held in the account based on the weighted average of the trading prices for the Common Shares, calculated for the latest dividend paid in the manner described under “Price” and applied to any fraction of a Common Share in a Participant’s account.

Disposition of Shares Held in Certificate Form

If a Participant sells or transfers all of the Common Shares he or she holds in certificate form that are enrolled in the Plan, but does not sell Common Shares that are being held for such person by the Trustee, participation in the Plan will continue for the latter shares, subject to termination as described under “Termination of Participation” and “Amendment, Suspension or Termination of the Plan”.

Rights Offerings

If the Corporation makes available to registered holders of Common Shares any rights to subscribe for additional Common Shares or other securities, certificates representing such rights will be forwarded to a Participant in the Plan in proportion to the number of whole Common Shares owned by such Participant, including Common Shares being held for the Participant by the Trustee. Such rights will not be available for any fraction of a Common Share held for a Participant.

Dividends Paid in Common Shares and Stock Splits

Any dividends paid by the Corporation in Common Shares will be credited to a Participant’s account based on whole and fractional Common Shares being held for a Participant by the Trustee. The date of acquisition of such Common Shares will be the dividend payment date on which such dividend is paid and such Common Shares will be entitled to future dividend reinvestment in the same manner as other Common Shares held in the Participant’s account.

Common Shares resulting from a stock split will also be credited to a Participant’s account based on whole and fractional Common Shares being held for a Participant by the Trustee.

Certificates for Common Shares resulting from a dividend paid in Common Shares or stock split with respect to Common Shares held in certificate form by a Participant will be mailed directly to the Participant.

Share Voting

Whole Common Shares held in a Participant’s account by the Trustee are voted in the same manner as Common Shares held by a shareholder in certificate form, either by proxy or by the Participant in person. A fractional share does not carry the right to vote.

Responsibilities of the Corporation and the Trustee

Neither the Corporation nor the Trustee will be liable for any act undertaken or omitted in good faith, and neither the Corporation nor the Trustee shall have any duties, responsibilities or liabilities except as are expressly set forth herein or as are required by law.

Amendment, Suspension or Termination of the Plan

The Corporation reserves the right to amend, suspend or terminate the Plan at any time, provided that such action may not have any retroactive effect which is prejudicial to the interests of a Participant. Participants will be sent written notice of any material amendment to or of any suspension or termination of the Plan.

If the Plan is terminated by the Corporation, Participants will receive a certificate for whole Common Shares being held in the Participant’s account and a cash payment for any fraction of a Common Share based on the weighted average of the trading prices for the Common Shares, calculated for the latest dividend paid in the manner described under “Price” and applied to any fraction of a Common Share in a Participant’s account.

Material amendments to the Plan will require the prior approval of the TSX and, to the extent applicable, any other stock exchange on which the Common Shares may from time to time be listed and posted for trading, which approvals will be obtained before the amendments are implemented.

Notices

All notices required to be given to a Participant in the Plan will be mailed to the Participant at its most recent address shown on the records of the Corporation.

All communications to the Trustee and requests for forms or information regarding the Plan should be directed to:

AST Trust Company
P.O. Box 4229
Station A
Toronto, Ontario M5W 0G1

Telephone: (416) 682-3860 or toll free 1-800-387-0825

General

The Corporation reserves the right to interpret and regulate the Plan as it deems necessary or desirable and any such interpretation or regulation will be final.

Any reference herein to a dividend record date or a dividend payment date means such date with respect to a dividend payable on the Common Shares.

Unless the context otherwise requires, words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include feminine and neuter genders and vice versa, and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations.

Effective Date

The effective date of the Plan is May 5, 1994, as most recently amended February 14, 2018.